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                                   Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT


     The following is a list of all subsidiaries of the Registrant.



                                                       Jurisdiction of
        Name                                           Incorporation
        --------------------------------------------------------------
        SBI Capital Trust                              Delaware
        Stillwater National Bank & Trust Company       United States
          Stillwater National Building Corporation*    Oklahoma
          CRK Properties, Inc.*                        Oklahoma
          Stillwater Properties, Inc.*                 Oklahoma
          Cash Source, Inc.*                           Oklahoma
          BNS, Inc.**                                  Oklahoma

* Direct subsidiaries of Stillwater National Bank & Trust Company. ** Direct subsidiary of CRK Properties, Inc.